As filed with the Securities and Exchange Commission on May 20, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2851603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056
(713) 629-7600
(Address, including zip code, telephone number, including area code, of principal executive offices)

Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan
(Full title of the plan)

Tana L. Pool
Vice President and General Counsel
Quanta Services, Inc.
2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056
(713) 629-7600
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Christine B. LaFollette
Shar Ahmed
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.00001 per share	11,750,000	$19.67	$231,122,500	$26,833.32

(1)	Represents the maximum number of shares of Common Stock issuable pursuant to awards under the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The above calculation is based on the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 16, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Quanta Services, Inc., or the Company, prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register an aggregate of 11,750,000 shares of the Company’s common stock that may be issued pursuant to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan, or the 2011 Plan. The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2011 Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission are incorporated herein by reference, other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 001-13831), filed with the Commission on March 1, 2011;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 001-13831), filed with the Commission on May 6, 2011;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission since December 31, 2010:
(1)	Current Report on Form 8-K (File No. 001-13831), filed with the Commission on March 7, 2011;

(2)	Current Report on Form 8-K (File No. 001-13831), filed with the Commission on March 25, 2011; and
(d)	the Company’s Form 8-A12B (File No. 001-13831), filed with the Commission on January 28, 1998, as amended by the Form 8-A12B/A (Amendment No. 1) (File No. 001-13831), filed with the Commission on February 5, 1998, and as amended by the Form 8-A12B/A (Amendment No. 2) (File No. 001-13831), filed with the Commission on February 6, 1998.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities has been passed upon by Carolyn M. Campbell, the Company’s Deputy General Counsel. As of May 12, 2011, Ms. Campbell owned 4,759 shares of the Company’s common stock (including restricted stock).
Item 6. Indemnification of Officers and Directors.
     Section 145(a) of the Delaware General Corporation Law (the DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.
     Article Seven of the registrant’s Amended and Restated Bylaws contains provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law. Additionally, Article Eleventh of the registrant’s Restated Certificate of Incorporation provides that no director shall be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
     Article Eight of the registrant’s Amended and Restated Bylaws permits the registrant to purchase insurance for directors and officers and any person whom the registrant has the power to indemnify pursuant to law, the registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws against liability for expenses, judgments or settlements. The registrant has director and officer insurance in place for its directors and officers.

     In addition, the registrant has entered into Indemnity Agreements with its directors and executive officers. The form of Indemnity Agreement entered into with each director and officer was previously filed with the Commission as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 31, 2005. The registrant’s board of directors may from time to time authorize the Company to enter into additional indemnity agreements with other of its future directors and officers utilizing the same form of Indemnity Agreement.
     The Indemnity Agreements generally provide that the registrant will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other enterprise, against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The Indemnity Agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of the registrant. In addition, the Indemnity Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, the registrant will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution it may have against the indemnitee.
     The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the registrant’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or otherwise.
     The above description of the Indemnity Agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of Indemnity Agreement, previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 31, 2005.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
     See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.
Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Quanta Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on May 20, 2011.

QUANTA SERVICES, INC.
By:	/s/ James F. O’Neil III
James F. O’Neil III
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. O’Neil III and James H. Haddox, each of whom may act without joinder of the other, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on May 20, 2011:

Name	Title

/s/ James F. O’Neil III	President and Chief Executive Officer, Director
James F. O’Neil III	(Principal Executive Officer)

/s/ James H. Haddox	Chief Financial Officer
James H. Haddox	(Principal Financial Officer)

/s/ Derrick A. Jensen	Senior Vice President — Finance and
Derrick A. Jensen	Administration and Chief Accounting Officer (Principal Accounting Officer)

/s/ John R. Colson John R. Colson	Executive Chairman of the Board and Director

/s/ James R. Ball James R. Ball	Director

/s/ J. Michal Conaway J. Michal Conaway	Director

Name	Title

/s/ Ralph R. Disibio Ralph R. Disibio	Director

/s/ Vincent D. Foster Vincent D. Foster	Director

/s/ Bernard Fried Bernard Fried	Director

/s/ Louis C. Golm Louis C. Golm	Director

/s/ Worthing F. Jackman Worthing F. Jackman	Director

/s/ Bruce Ranck Bruce Ranck	Director

/s/ Pat Wood, III Pat Wood, III	Director

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits
4.1	Restated Certificate of Incorporation (previously filed as Exhibit 3.3 to the Company’s Form 10-Q for the quarterly period ended June 30, 2003 (File No. 001-13831) filed August 14, 2003 and incorporated herein by reference)

4.2	Bylaws of Quanta Services, Inc., as amended and restated December 9, 2010 (previously filed as Exhibit 3.1 to the Company’s Form 8-K (File No. 001-13831) filed December 15, 2010 and incorporated herein by reference)

4.3	Indenture regarding 4.5% Convertible Subordinated Debentures between Quanta Services, Inc. and Wells Fargo Bank, N.A., Trustee, dated as of October 17, 2003 (previously filed as Exhibit 4.1 to the Company’s Form 10-Q for the quarterly period ended September 30, 2003 (File No. 001-13831) filed November 14, 2003 and incorporated herein by reference)

4.4	Indenture regarding 3.75% Convertible Subordinated Notes dated as of May 3, 2006, between Quanta Services, Inc. and Wells Fargo Bank, National Association, as trustee (previously filed as Exhibit 99.2 to the Company’s Form 8-K (File No. 001-13831) filed May 4, 2006 and incorporated herein by reference)

4.5*	Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan

5.1*	Opinion of Carolyn M. Campbell regarding legality of securities being registered

23.1*	Consent of Carolyn M. Campbell (included in Exhibit 5.1 filed herewith)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith.